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                                                                    EXHIBIT 23.2

PERSONAL AND CONFIDENTIAL

November 18, 1997

Board of Directors
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, NC 28255

Re: Proxy Statement on Schedule 14A of NationsBank Corporation

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of NationsBank Corporation (the "Company") common stock (the "Company Shares"), of the exchange ratio of 1.1875 Company Shares to be exchanged for each share of Common Stock, par value $2.00 per share of Barnett Banks, Inc. ("Barnett"), pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of August 29, 1997, among the Company, NB Holdings Corporation, a wholly-owned subsidiary of the Company, and Barnett.

     The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our written prior consent. We understand that the Company has determined to include our opinion in the above referenced Proxy Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm in the Letter, dated November 18, 1997, to the Board of Directors of the Company under the captions "SUMMARY -- Opinions of NationsBank's Financial Advisors", "THE MERGER -- Background of, and Reasons of NationsBank for, the Merger" and "THE MERGER -- Opinions of NationsBank's Financial Advisors" and to the inclusion of the foregoing opinion as Appendix B to the above mentioned Proxy Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely on such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.